Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:          Bill Volz, President

Kimiko Milheim, CFO

(408) 542-5400

LOGIC DEVICES REPORTS FISCAL 2004

Sunnyvale, Calif. (December 16, 2004) - LOGIC Devices Incorporated (Nasdaq: LOGC) today reported revenues and earnings for its fiscal year ended September 30, 2004. During fiscal 2004, the Company reduced its losses by 40 percent to $1,472,300, or $(0.22) per share, compared to $2,461,300, or $(0.37) per share, in fiscal 2003, notwithstanding a decline in revenues of 12 percent from $5,009,000 in fiscal 2003 to $4,414,600 in fiscal 2004.

Fourth quarter fiscal 2004 revenues were $1,007,000, compared to $1,113,800 in the fourth quarter of fiscal 2003. For the fiscal quarter ended September 30, 2004, the Company had a net loss of $211,000, or $(0.03) per share, compared to a loss of $724,200, or $(0.11) per share, in the fourth quarter of fiscal 2003. In the immediately proceeding quarter ended June 30, 2004, the Company reported revenues of $1,099,800, and recorded a net loss of $296,100, or $(0.04) per share.

"Our most significant accomplishment during 2004, was the introduction of our LF3312 multi-function Frame Buffer chip. The LF3312 is substantially more complex than any chip we have previously developed. During the latter half of the year, we have been working to achieve customer design-ins of the LF3312, which is the next step toward generating production revenues on this product. The core capabilities embodied in the LF3312 also provide a gateway to the relatively rapid introduction of a family of additional products that will address larger communications markets not previously served by LOGIC Devices," reported Bill Volz, president of LOGIC Devices.

"Financially, we continued to tightly manage operations. The rate of our revenue decline slowed and losses progressively fell each quarter from $724,000 for the final quarter of fiscal 2003 to only $211,000 for the final quarter of fiscal 2004.The Company's liquidity remains strong with the year-end quick ratio standing at 12.3/1 and our current ratio at 47.7/1. In spite of the loss reported, our cash position at year-end was essentially unchanged from the beginning of the year. We accomplished this while maintaining a robust R&D effort, with product development expenses comprising 31% of net revenues, and while committing 6.5% of net revenues on capital expenditures, primarily new product mask tooling. By being able to support a significant portion of our customer orders from existing inventory, we enjoyed good cash flow to fund other operating activities."

"We believe we are nearing the end of a period of declining in revenues that resulted from a lack of new product introductions, with the incremental revenues to be generated by the LF3312 offsetting ongoing declines in older product revenues. Additionally, we anticipate releasing new products at a greater frequency than we have in the past several years. We remain committed to rebuilding a fresh product portfolio as the key to revenue growth," concluded Volz.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints. Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.

LOGIC Devices is a fabless semiconductor manufacturer focused on developing high performance digital integrated circuits for applications requiring high-density embedded memory, high speed and low power consumption. LOGIC's product solutions meet the requirements of leading broadcast video, medical imaging, surveillance, instrumentation, and telecommunications companies. More information about LOGIC Devices is available at www.logicdevices.com.

FINANCIAL HIGHLIGHTS:

Fiscal Quarter Ended
	September 30, 2004	September 28, 2003

Net revenues	$ 1,007,000	$ 1,113,800
Loss from operations	$ (213,500)	$ (730,500)
Net loss	$ (211,000)	$ (724,200)
Loss per share	$ (0.03)	$ (0.11)
Basic and diluted weighted average shares	6,743,188	6,640,688